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                             KEY EMPLOYEE AGREEMENT

HAND DELIVERED
July 30, 2003

Thracy Varvoglis

Dear Thracy:

We are pleased that you want to join the Ascential team. Subject to and conditioned upon the completion and closing of the currently contemplated tender offer transaction involving Mercator Software, Inc. ("Mercator") and Ascential Software Corporation ("Ascential"), (the "Transaction") the following lists the terms of your employment by Ascential following the closing. The following is also conditioned upon your keeping the contents and existence of this letter completely confidential, other than from your personal legal and financial advisors.

Effective as of the day after the closing of the Transaction, we propose that you begin employment in the position of Executive Director Industry Solutions, reporting to Mark Register. Your annual base salary, effective the day after the closing of the Transaction, will be $200,000.00, paid in equal semi monthly installments, less applicable tax withholding and other deductions. As a full-time employee, you will also be eligible to participate in the Ascential Key Employee Incentive Plan ("KEIP"), with an initial annual target bonus amount of up to 50% of your base salary in accordance with the terms of the KEIP. For fiscal year 2003, you will be eligible to participate in the KEIP as if your employment with Ascential started January 1, 2003.

Your Mercator options will be treated in accordance with the Transaction documents. In addition, following the closing of the Transaction, you will receive a grant of a non-qualified option to purchase 25,000 shares of the $.01 par value common stock of Ascential (the "Common Stock") under an Ascential stock option plan. The option will have a per share exercise price equal to the closing price of the Common Stock on the date of the option grant. The options will be governed by the terms of the applicable Ascential option plan and award agreement and will begin vesting on the day you are first employed by Ascential and will continue to vest according to Ascential's regular vesting schedule. Upon the closing of the Transaction you will be eligible for a Change in Control Agreement in the form attached hereto, to be signed on your first day of fulltime employment by Ascential.

Although an evaluation process is still ongoing and there may be a transition period following the Transaction, employees will eventually be transitioned to Ascential's medical insurance, dental benefit, life and disability insurance plans following the Transaction. Upon the transition, employees will be eligible to make any applicable benefit elections under these plans. Following the transaction you will be eligible to enroll in the Ascential 401(k) plan, which includes a company match provision. Ascential will recognize past service with Mercator for purposes of vacation accruals. Your existing 401(k) plan is expected to be terminated immediately prior to the Transaction, which will entitle you to roll-over your balance in that plan into, among other things, the Ascential 401(k) plan. If you are a participant in the Mercator 1997 Employee Stock Purchase Plan, please note that the final purchase period of that plan is expected to end immediately prior to the closing of the Transaction, and any contributions in the plan will then be used to acquire Mercator shares, which will then be treated in accordance with the Transaction documents.

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Your employment with Ascential will be "at will," which means that it is not for any specific period of time and your employment may be terminated with or without cause by you or Ascential at any time and for any reason. As an employee of Ascential, you also agree to comply with company policies, procedures and standards of conduct that may be established by Ascential.

It is a condition to the receipt of the benefits that are described herein that you execute the following documents, in the form attached, (i) the Retention Agreement with Ascential and Mercator Software, (ii) the Executive Non-Competition, Non-Solicitation and Developments Agreement with Ascential and Mercator Software and (iii) the Non-competition, Non-disclosure and Development Agreement with Ascential, which will supercede the agreement described in clause
(ii) as of the closing of the Transaction. Please acknowledge your acceptance by signing and dating this letter and returning both this letter and the above listed agreements to Pamela Riordan in the Ascential Human Resources department, 50 Washington Street, Westborough, MA 01581or to Peter Fiore, President of Ascential. In addition, you must complete and sign the attached W-4 and I-9 prior to your first day of employment. In the event that the Transaction does not occur, this letter agreement and the above listed agreements will be null and void and of no force or effect.

Thracy, we are very excited at the prospect of you joining our team. I'm confident that as a team, we will build our company into the success and source of pride we want for ourselves, our employees, our customers and our shareholders.

Best Regards,

/s/ Pete Fiore, President

AGREED ON THE 31st DAY OF July 2003

SIGNED: /s/ Thracy P. Varvoglis
        ________________________

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                       NON-COMPETITION, NON-DISCLOSURE AND
                             DEVELOPMENTS AGREEMENT

In consideration of my employment by Ascential Software Corporation or any of its subsidiaries existing currently or in the future, including Mercator Software, Inc. (together, the "Company"), or my continued employment at will by the Company, the payment to me of the salary or other compensation that I will receive during my employment and the receipt by me of the other compensation and benefits described in the letter agreement between myself and the Company of even date herewith, I agree as follows:

1. I shall not, either during or after my employment, disclose to anyone outside the Company, or use other than for the purpose of the business of the Company, any Confidential Information of the Company or any information received in confidence by the Company from any third party of which I become aware during my employment with the Company. "Confidential Information" means information and data, whether in oral, written, graphic, or machine-readable form, relating to the Company's or a third party's past, present or future business, including, but not limited to, computer programs, routines, source code, object code, firmware, data, information, documentation, know-how, technology, designs, procedures, works of authorship, business plans, formulas, discoveries, inventions, trade secrets, improvements, concepts, ideas, product plans, research and development, personnel information, financial information, customer lists and marketing programs and including, without limitation, all documents marked as confidential or proprietary and/or containing such information, which the Company has acquired or developed and which has not been made publicly available by the Company. I further understand that Confidential Information does not include any of the foregoing items that have become publicly known or made generally available through no wrongful act of mine.

2. I shall not disclose to the Company, use in the Company's business, or cause the Company to use, any information or material which is confidential to any third party unless the Company has a written agreement with such third party allowing the Company to receive and use such information or materials. I will not incorporate into my work any material that is subject to the proprietary rights of any third party, unless the Company has the right to incorporate such material. Notwithstanding the foregoing, I hereby warrant and represent to the Company that I have no obligations, by reason of prior employment relationships or otherwise, which might in any way affect my ability to give my best efforts to the present or future business of the Company or to carry out the provisions of this Agreement, including the assignment of rights contemplated herein.

3. I agree that during my employment with the Company I will not engage in other employment, occupation, consulting or other activity relating to the past, present or future business in which the Company is now or may hereafter become engaged, or which would otherwise conflict with my obligations to the Company. If I leave the employ of the Company for any reason whatsoever, I shall return to the Company all property of the Company or of any third party provided to the Company, including all copies thereof and including, without limitation, Confidential Information such as drawings, computer programs, and documentation (on electronic media or on printouts), notebooks, reports, and other documents.

4. I agree that during my employment with the Company and for twelve (12) months following termination of my employment with the Company for any reason whatsoever or for no reason, I will not, directly or indirectly: (i) recruit, solicit or induce, or attempt to induce, any employee of or consultant to the Company to terminate his/her employment with, or otherwise cease any relationship with, the Company; (ii) solicit, divert or take away, or attempt to divert or take away, any business of any of the clients, customers or accounts or prospective clients, customers or accounts of the Company with respect to any products and services of the Company which were contacted, solicited or served by the Company at any time during the twelve (12) month period preceding the termination of my employment or (iii) as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever (except as the passive holder of not more than one percent of the

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total outstanding stock of a publicly-held company), engage anywhere in the world in the business of developing, producing, marketing or selling products or services similar to or competitive with any kind or type of products or services which were conceived, developed, produced, marketed or sold by the Company or any of its affiliates while I was employed by, under a consulting relationship with or otherwise associated with the Company or any of its respective affiliates including Mercator Software, Inc, and/or those that engage in the development and/or marketing of software infrastructure products that have the purpose or may be used, with or without adaptation or modification, to primarily address requirements or functionality that can be characterized as primarily related to infrastructure or data integration, enterprise and any other application integration, extraction transformation and loading (also commonly called ETL), data quality, cleansing and/or integrity and/ or business process integrations. I agree that the competitive entities described in clause (iii) of the preceding sentence include (but are not limited to) WebMethods, Informatica, SeeBeyond, FirstLogic, Vitria, TIBCO, SONIC, IBM Data Management and WBI groups, BEA, Versata, SAP, SAS, BusinessObjects, Ab Initio, IONA, iWay and MetaMatrix. If any restriction set forth in this Paragraph 4 is found by any court to be unenforceable because it extends for too long a period of time, or over too great a range of activities, or over too broad a geographic area, I agree that the restriction shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area which the court finds to be enforceable. I acknowledge that the restrictions contained in this paragraph 4 are necessary for the protection of the business and goodwill of the Company and are considered by me to be reasonable for such purpose.

5. I hereby assign to the Company my entire right, title and interest in all Developments worldwide, together with the goodwill associated therewith, including all patent rights, trade secret rights, trademarks, copyrights, rights of publicity, rights of privacy, and other proprietary rights, including the right to sue for past infringement of any such rights. "Developments" means any idea, invention, method, process, design of a useful article (whether the design is ornamental or otherwise), computer program, including source code, firmware and object code and related documentation, trademark, service mark, design, logo, and any other work of authorship, or audio/visual work, heretofore or hereafter written, made or conceived solely or jointly by me, during my employment (including prior to my execution of this Agreement), whether or not patentable, subject to copyright or susceptible to other forms of protection, including any and all tangible embodiments of the foregoing, that:

         (a) relate to the actual or anticipated businesses or research or development of the Company;

         (b) are suggested by or result from any task assigned to me or work performed by me for or on behalf of the Company, whether or not during business hours; or

         (c) were developed using any amount of the Company's equipment, supplies, facilities or Confidential Information.

I acknowledge that the copyrights in Developments created by me in the scope of my employment belong to the Company by operation of law, or may belong to a customer of the Company pursuant to a contract between the Company and such customer.

Items not assigned by this Paragraph 5 are listed and described on the "Schedule of Separate Works" attached hereto as Exhibit A and are hereinafter referred to collectively as "Separate Works."

6.       In connection with any of the Developments assigned by Paragraph 5:

         (a)      I agree to promptly disclose them to the Company; and

         (b) I agree, on the request of the Company to promptly execute separate written assignments to the Company and do all things deemed reasonably necessary by the Company to enable the Company to secure patents, register copyrights, register marks, or obtain any other forms of protection for Developments in the United States and in other countries.

In the event that I am no longer employed by the Company, I shall be reasonably compensated for time spent at the Company's request to perform my obligations under this paragraph 6.

In the event the Company is unable, after reasonable effort, to secure my signature on any documents relating to patents, trademarks, copyrights or other analogous protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact, to act for and in my behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other analogous protection thereon with the same legal force and effect as if executed by me.

7. If in the course of my employment with the Company, I incorporate into any invention, improvement, development, product, copyrightable work or trade secret (collectively, "Products") any Separate Works, the Company shall have, and is hereby granted, a nonexclusive, royalty-free, fully paid-up, assignable, irrevocable, perpetual, worldwide license, including the right to grant sublicenses, to make, have made, modify, use, import, market, distribute, sell, copy and prepare derivative works of such Separate Works as part of or in connection with such Products.

8. The Company, its subsidiaries, licensees, successors and assigns (direct or indirect), are not required to designate me as the inventor or author of any Development, when such Development is distributed publicly or otherwise. I waive and release, to the extent permitted by law, all my rights to such designation and any rights concerning future modifications of such Developments.

9. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment.

10. I acknowledge and agree that the Company may, in order to protect its interests, send a copy of this Agreement to any of my future employers.

11. Rights and assignments granted by me in this Agreement are assignable by the Company and are for the benefit of the successors and assigns of the Company. My obligations under this Agreement shall survive the termination of my employment by the Company regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and other legal representatives.

12. I acknowledge that any breach by me of my obligations under this Agreement would result in irreparable injury to the Company. The Company shall, therefore, be entitled, without restricting the Company from other legal and equitable remedies, to injunctive and other equitable relief to prevent or restrain the breach of this Agreement and, to the extent permissible under applicable law, to withhold compensation and benefits from me if I fail to comply with this Agreement.

13. I hereby acknowledge that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons pursuant to which the Company must protect or refrain from use of proprietary information that is the property of such third persons. I hereby agree to be bound by the terms of such agreements in the event I have access to the proprietary information protected thereunder to the same extent as if I was an original individual signatory thereto.

14. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right; a waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

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

15. This Agreement constitutes the entire agreement between me and the Company with respect to the subject matter hereof and merges all prior and contemporaneous discussions, communications and agreements, whether written or oral, as to such subject matter. Without limiting the generality of the foregoing, I acknowledge that, as of the closing of the merger involving Mercator Software, Inc. and Ascential Software Corporation, this Agreement shall supercede and replace the Executive Non-Competition, Non-Solicitation and Developments Agreement among myself, Ascential and Mercator Software, Inc. This Agreement may only be amended by a writing signed by both me and the Company.

16. In the event any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be modified to the extent necessary to be found legal and enforceable and the entire Agreement shall not fail on account thereof, but shall otherwise remain in full force and effect. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which shall together constitute one agreement.

17. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law provisions.

18.      I acknowledge receipt of a copy of this Agreement.

[Remainder of Page Intentionally Left Blank
Signature Page Follows Immediately]

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

IN WITNESS WHEREOF, I have hereunto set my hand and seal on the dates referenced below.

/s/ Thracy P. Varvoglis
____________________________________
Employee's Signature
    Thracy P. Varvoglis
____________________________________
Employee's Full Name (Print)
    7/31/03
____________________________________
Date

Accepted by:

ASCENTIAL SOFTWARE CORPORATION

/s/
____________________________________
Authorized Officer's Signature
____________________________________
Title
____________________________________
Date

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                                    EXHIBIT A

SCHEDULE OF SEPARATE WORKS

The following are works in which I have any right, title or interest, and which were conceived or written either wholly or in part by me, prior to my employment by the Company and are not being assigned by me to the Company.

Description:  (if none, enter the word "None")

      None
____________________________________________________________________

____________________________________________________________________

____________________________________________________________________

Please indicate if any item listed above has been published, registered as a copyright, or is or has been the subject of a patent application:

____________________________________________________________________

____________________________________________________________________

____________________________________________________________________

Please indicate the name of any organization or third party who also has rights in any of the listed items. (Such as former employers, partners, etc.)

____________________________________________________________________

____________________________________________________________________

____________________________________________________________________

The foregoing is complete and accurate to the best of my knowledge.

/s/ Thracy P. Varvoglis
____________________________________
Employee's Signature
    Thracy P. Varvoglis
____________________________________
Employee's Full Name (Print)
    7/31/03
____________________________________
Date